Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

 Modine Reports Second Quarter Fiscal 2008 Results

RACINE, Wis., October 18, 2007– Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported second quarter fiscal 2008 results from continuing operations.

“Strong performance in Europe and South America, with improvement in Asia, reinforces the benefits of our global and product-line diversification strategy,” said Modine President and Chief Executive Officer David B. Rayburn.  “Our international growth will be offset throughout fiscal 2008 by the much slower than anticipated rebound in the North American heavy duty truck market, coupled with near-term operating inefficiencies related to plant closures, consolidation, and new product launches.  We are driving significant change in our business model as we realign our manufacturing, primarily in North America, and implement a diversified platform to meet the global needs of our customers.  We continue to reduce the cost structure and appropriately align our operations, products and markets to increase our competitive position and deliver long-term growth and profitability.”

Second Quarter Fiscal 2008 Highlights
•
Strong sales volumes and profitability outside North America were largely offset by continued softness in demand in the North American heavy duty truck market subsequent to the January 1, 2007 emissions change.

•
The manufacturing realignment currently in progress, including the process of closing four plants and the consolidation and launch of product lines, resulted in near-term operating inefficiencies which caused margin pressure.

•	Achieved year-over-year net positive results in materials pricing for the first time in three years, as commodity costs continue to stabilize.
•	Announced programs with Mitsubishi FUSO Truck and Hyundai Heavy Industries, leveraging the company’s global platform and growing Asian capabilities.
•	The Airedale business unit introduced two new chiller lines that reduce energy consumption.
•
Implemented actions that will result in ongoing cost savings in our targeted effort to reduce selling, general, and administrative (SG&A) expense, including an amendment to freeze the salaried portion of the pension plan and the sale of a corporate aircraft.

•
The effective tax rate decreased significantly due to changes in German legislation, which decreased the local country tax rate by 10 percentage points, as well as an overall change in the earnings mix across the company’s tax jurisdictions.

Second Quarter Financial Results from Continuing Operations

	Fiscal 2008	Fiscal 2007

Net sales	$431.5 million	$427.6 million
Earnings per share (EPS)	$0.31 per share	$0.18 per share
Earnings before interest, taxes, depreciation and amortization (EBITDA)*	$26.6 million	$26.1 million

Second Quarter Fiscal 2008 Results – Page 2

“We are executing on our plans to realign our operations to capitalize on growth opportunities and drive improvements in our ongoing operating results,” said Bradley C. Richardson, Modine Executive Vice President, Finance and Chief Financial Officer.  “We have taken actions this quarter as part of our goal to significantly reduce SG&A, with an 11.5 percent of sales target at the end of three years.  Our operating results included the impact of ongoing efforts to close plants and the inefficiencies of consolidating operations and launching new product lines.  These near-term challenges, combined with the under-absorption of fixed costs due to the continued weakness in the higher margin North American truck market, compressed margins in the quarter.  Despite this margin pressure, we remain committed to delivering margins in the 18 to 20 percent range by the end of 2010.  We are pleased with the record sales volume in Europe, new business in Asia, strong performance in our Brazilian business, opportunities in Commercial Products, and the efforts to position our Fuel Cell operation as a leader in providing alternative energy solutions.”

The following table reconciles the estimated significant differences in earnings from continuing operations between the second quarter of fiscal 2007 and the second quarter of fiscal 2008:

		($ in millions, after tax)
Second Quarter Fiscal 2007 Earnings from Continuing Operations		$5.8

Differences (pre-tax)
North American volume	(18.5)
Other volume	12.4
Net impact of commodity prices	1.1
North American operating inefficiencies	(3.8)
Pension freeze	5.6
Corporate aircraft sale	4.0
Other	(2.9)
Total pre-tax differences	(2.1)

After-tax impact of above differences		(1.9)
Tax rate differential		6.0

Second Quarter Fiscal 2008 Earnings from Continuing Operations		$9.9

Sales: Second quarter sales from continuing operations increased to $431.5 million from $427.6 million reported in the second quarter of fiscal 2007.  Excluding the impact of foreign currency exchange rate changes, underlying sales decreased by $14.3 million, or 3.3 percent.  The sales volume decrease was driven by substantial declines in the North American heavy duty truck volumes subsequent to the January 1, 2007 emissions change.  Largely offsetting the decline, international sales volumes have shown strong improvement year-over-year, with significant growth in Europe, Asia, and South America.

Gross Profit:  Second quarter gross profit was $62.7 million, or 14.5 percent of sales, compared to gross profit of $68.0 million, or 15.9 percent of sales, in the same period last year.  The profit decrease was related to the decline in demand in the North American truck market and operational inefficiencies, primarily around facility closures, product transfers, and new product launches.

SG&A Expenses:  Second quarter SG&A expenses declined $5.2 million from the second quarter of fiscal 2007, excluding the impact of foreign currency exchange rate changes.  As a percentage of sales, SG&A decreased from 13.8 percent in the second quarter of the prior year to 12.9 percent in the second quarter of fiscal 2008.  In an ongoing focused effort to reduce SG&A, the decrease in the second quarter of fiscal 2008 was largely related to the freeze of the pension plan and the sale of a corporate aircraft.

Second Quarter Fiscal 2008 Results – Page

Earnings:  Second quarter earnings from continuing operations of $9.9 million increased from $5.8 million in the same period last year.  Second quarter earnings were driven by the strong performance outside North America and were favorably impacted by the targeted efforts to reduce SG&A, along with the decrease in the effective tax rate.  These gains were partially offset by the heavy duty truck market and operating inefficiencies related to manufacturing realignment and consolidation.

Second Quarter Segment Data

Original Equipment – North America segment sales decreased 33.3 percent to $119.7 million from $179.6 million reported one year ago, with an operating loss of $4.2 million, compared to operating income of $13.9 million in the second quarter of fiscal 2007.   In addition to the impact of the reduced truck market demand, earnings decreased due to near-term operational inefficiencies, primarily around facility closures, product transfers, and new product launches.

Original Equipment – Europe segment sales increased 24.1 percent to $168.4 million from $135.7 million in the second quarter of fiscal 2007, primarily driven by strong exhaust gas recirculation (EGR) cooler and condenser sales volumes and a $10.8 million favorable impact of foreign currency exchange rate changes.  Operating income was $17.0 million versus $14.5 million last year.  New developments in the European market advanced the introduction of environmentally friendly vehicle air conditioning systems using carbon dioxide, providing opportunities for Modine with its range of leading-edge technology solutions.

Original Equipment – Asia segment sales increased 49.7 percent to $62.9 million from $42.0 million one year ago, related to strong passenger thermal management and powertrain cooling sales volumes, as well as $1.9 million of favorable exchange rate changes.  The operating loss of $0.7 million in the second quarter of fiscal 2008 was an improvement from the operating loss of $3.7 million in the same period last year.  The fiscal 2007 results were impacted by unplanned customer shutdowns as a result of strike activity in their facilities.  Favorable union negotiations in fiscal 2008 resulted in no lost time due to strikes.

South America segment sales increased 55.6 percent to $33.6 million in the second quarter of fiscal 2008, from $21.6 million one year ago.  The strong sales performance in South America was related to robust agricultural and commercial vehicle sales, markets in which Modine has a leading position; the improving economic environment in Brazil; as well as $4.1 million of favorable exchange rate changes. Operating income increased to $4.0 million in the second quarter of fiscal 2008, up from $0.7 million in the same period last year.

Commercial Products segment sales were consistent with $50.9 million in the second quarter of fiscal 2008 and $50.0 million in the second quarter of fiscal 2007.  Strong sales in the UK were largely offset by decreased volumes in the North American air conditioning and heating businesses caused by softness in the construction market. Operating income was $4.1 million in the second quarter of fiscal 2008, compared to $2.1 million in the same period last year.

Fuel Cell segment, still in the start-up phase, reported sales of less than $1.0 million.  The company continues to partner with Bloom Energy and Ceres Power and anticipates fuel cell technology has the long term potential to contribute up to 10 percent of the company’s revenues toward the end of the five year planning period based on customer estimates of volumes.

Second Quarter Fiscal 2008 Results – Page 4

Second Quarter Balance Sheet, Cash Flow and Return on Capital

Operating cash flow decreased to $14.2 million in the first half of fiscal 2008, compared to $33.8 million in the first half of fiscal 2007, due to the reduced operating results and increased working capital build.  Working capital was $177.0 million at September 26, 2007, compared to $148.9 million at the end of fiscal 2007.

During the first half of fiscal 2008, the company funded $34.3 million of capital expenditures in support of new business and the construction of plants in China, India, and Mexico and provided $11.3 million in cash returns to shareholders through dividend payments.   Year-to-date through October 10, the company purchased 250,000 of its common stock at an average price of $27.48 under the anti-dilution portion of its share repurchase program.

Total debt at the end of the second quarter of fiscal 2008 was $214.2 million, compared to $179.3 million at the end of fiscal 2007.  The debt to capital (debt plus shareholders’ equity) ratio increased to 28.9 percent, compared to 26.7 percent at the end of fiscal 2007.  The increase in debt was primarily attributable to the construction of new plants, along with the increase in working capital.  The cash balance at September 26, 2007 was $36.2 million, compared to $21.2 million as of March 31, 2007.  Return on average capital employed (ROACE)*, excluding discontinued operations, for the second quarter of fiscal 2008 was 6.4 percent, compared to 8.9 percent for the second quarter of fiscal 2007.

Fiscal 2008 Outlook

The company is updating its fiscal 2008 guidance for earnings from continuing operations from a previous range of $1.05 to $1.25 to a new guidance range of $1.00 to $1.20 per fully diluted share.

Guidance Summary
	Fiscal 2007	Fiscal 2008

	Actual	Low	High
Net sales	$1.72 billion	$1.73 billion	$1.80 billion
Gross margin	16.2%	15.0%	15.5%
Operating margin	2.7%	2.1%	2.8%
Pre-tax earnings	$45 million	$37 million	$41 million
Tax rate	13.8%	9%	5%
EPS	$1.21	$1.00	$1.20
Capital spending	$83 million	$85 million	$105 million
Depreciation	$70 million	$75 million	$80 million

The following assumptions were used to develop the fiscal 2008 guidance.  Actual results could change significantly if the assumptions are not in line, or if developments transpire outside the company’s control.

•
The most significant factor impacting the updated guidance assumptions is the North American truck volumes which are expected to continue to remain weak during fiscal 2008.  While softness was anticipated subsequent to the January 1, 2007 emissions law change, the heavy duty truck market rebound is slower than expected; therefore, the build rate assumption for fiscal 2008 has been reduced to 190,000 units from 205,000 units in the guidance reported in conjunction with the first quarter fiscal 2008 results.

•
The guidance includes a decrease in gross and operating margins due to costs and operating inefficiencies associated with the manufacturing realignment, production consolidation, and new product launches, along with the decrease in the higher margin North American truck market demand.

Second Quarter Fiscal 2008 Results – Page 5

•	Consistent with the second quarter results, the Europe and South America segments are expected to remain strong in fiscal 2008, with continued improvement in Asia.
•	Seasonality impacted second quarter results and the company anticipates lower volumes for the winter holidays due to normal customer-driven plant shutdowns, affecting the fourth quarter earnings.
•
The company forecasts improvement in net material pricing for fiscal 2008, with materials pass through beginning to outpace commodity price increases. The assumption for metals pricing, consistent with recent average market rates, is $1.15 per pound for aluminum, $13.00 per pound for nickel, and $3.50 per pound for copper. A parallel five percent shift in the average metal prices during fiscal 2008 is estimated to result in a $0.10 per share change in our reported earnings.  The company continues to use hedging instruments from time to time, and seeks to maximize recovery of increased commodity prices from customers through pass-through agreements and hardship pricing.

•	Capital spending in fiscal 2008 reflects the manufacturing footprint repositioning activities, primarily with construction of new facilities in China, India, Mexico and Hungary.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, October 18, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2008 second quarter.   The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.    The dial-in phone number for the audio portion of the call is 866-578-5784; passcode: 67676046.  The international call-in number is 617-213-8056; passcode: 67676046.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com, after October 18, 2007.   A call-in replay will be available through October 25, at 888-286-8010; passcode: 72328389 or for international callers at 617-801-6888; passcode:  72328389.

About Modine
Modine, with fiscal 2007 revenues of $1.7 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 7,800 people at 33 facilities worldwide.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, increased sales, acceleration of technology, achievement of cost reductions, changes in prices of raw materials, seasonality, refocus in global manufacturing footprint and continued financial returns are based on Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including market acceptance and demand for new products and technologies; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; impairment of assets; ability to realize future tax benefits; international economic changes and challenges; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Cautionary Factors” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

Second Quarter Fiscal 2008 Results – Page 6

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA and ROACE, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Return on average capital employed (ROACE) Net earnings adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization: this is a financial measure of the profit generated excluding the above mentioned items.

-- Financial tables follow –

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)
(In thousands, except per-share amounts)

	Three months ended September 26,		Six months ended September 26,
	2007	2006	2007	2006
Net sales	$431,494	$427,583	$875,567	$849,501
Cost of sales	368,778	359,551	741,881	703,435
Gross profit	62,716	68,032	133,686	146,066
Selling, general, & administrative expenses	55,550	59,200	110,512	112,259
Restructuring (income) charges	(79)	1,375	(319)	1,465
Income from operations	7,245	7,457	23,493	32,342
Interest expense	(2,965)	(2,417)	(5,754)	(4,427)
Other income - net	147	1,411	4,276	2,950
Earnings from continuing operations before income taxes	4,427	6,451	22,015	30,865
(Benefit from) provision for income taxes	(5,503)	657	(311)	4,170
Earnings from continuing operations	9,930	5,794	22,326	26,695

Earnings from discontinued operations (net of income taxes)	132	6,575	386	1,971
Cumulative effect of accounting change (net of income taxes)	-	-	-	70
Net earnings	$10,062	$12,369	$22,712	$28,736

Earnings per share of common stock - basic:
Continuing operations	$0.31	$0.18	$0.70	$0.83
Earnings from discontinued operations	-	0.20	0.01	0.06
Cumulative effect of accounting change	-	-	-	-
Net earnings - basic	$0.31	$0.38	$0.71	$0.89

Earnings per share of common stock - diluted:
Continuing operations	$0.31	$0.18	$0.69	$0.83
Earnings from discontinued operations	-	0.20	0.01	0.06
Cumulative effect of accounting change	-	-	-	-
Net earnings - diluted	$0.31	$0.38	$0.70	$0.89

Weighted average shares outstanding:
Basic	32,099	32,171	32,105	32,192
Diluted	32,294	32,230	32,231	32,288

Dividends paid per share	$0.1750	$0.1750	$0.3500	$0.3500

Comprehensive earnings, which represents net earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in SFAS No. 158 benefit plan adjustment recorded in shareholders' equity, for the three month period ended September 26, 2007 and 2006, were $30,564 and $11,314, respectively, and for the six month period ended September 26, 2007 and 2006, were $50,141 and $39,860, respectively.

Condensed consolidated balance sheets (unaudited)

(In thousands)
	September 26, 2007	March 31, 2007
Assets
Cash and cash equivalents	$36,217	$21,227
Short term investments	2,903	3,001
Trade receivables - net	253,732	248,493
Inventories	121,040	108,217
Assets held for sale	8,547	9,256
Other current assets	80,458	66,663
Total current assets	502,897	456,857
Property, plant and equipment - net	518,621	514,949
Assets held for sale	6,243	9,281
Other noncurrent assets	141,202	120,486
Total assets	$1,168,963	$1,101,573
Liabilities and shareholders' equity
Debt due within one year	$11,487	$3,493
Accounts payable	187,627	194,734
Liabilities of business held for sale	3,535	3,478
Other current liabilities	123,207	106,248
Total current liabilities	325,856	307,953
Long-term debt	202,755	175,856
Deferred income taxes	17,604	18,291
Liabilities of business held for sale	97	94
Other noncurrent liabilities	94,604	106,112
Total liabilities	640,916	608,306
Shareholders' equity	528,047	493,267
Total liabilities & shareholders' equity	$1,168,963	$1,101,573

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In thousands)
Six months ended September 26,	2007	2006

Cash flows from operating activities:
Net earnings	$22,712	$28,736

Adjustments to reconcile net earnings with net cash provided by operating activities:
Depreciation and amortization	38,423	34,965
Other - net	(18,522)	(6,440)
Net changes in operating assets and liabilities	(28,370)	(23,496)
Net cash provided by operating activities	14,243	33,765

Cash flows from investing activities:
Expenditures for plant, property and equipment	(34,348)	(38,958)
Acquisitions, net of cash	-	(11,096)
Proceeds from dispositions of assets	8,435	19
Settlement of derivative contract	194	(128)
Other - net	241	146
Net cash used for investing activities	(25,478)	(50,017)

Cash flows from financing activities:
Net increase in debt	34,931	24,600
Cash proceeds from exercise of stock options	664	1,175
Repurchase of common stock, treasury and retirement	(5,962)	(12,580)
Cash dividends paid	(11,337)	(11,351)
Other - net	7,172	2,685
Net cash provided by financing activities	25,468	4,529

Effect of exchange rate changes on cash	757	(649)

Net increase (decrease) in cash and cash equivalents	14,990	(12,372)

Cash and cash equivalents at beginning of the period	21,227	30,798

Cash and cash equivalents at end of the period	$36,217	$18,426

Condensed segment operating results (unaudited)**
(In thousands)

	Three months ended September 26,		Six months ended September 26,
	2007	2006	2007	2006
Sales:
Original Equipment - North America	$119,744	$179,645	$247,894	$351,823
Original Equipment - Europe	168,414	135,669	345,820	282,855
Original Equipment - Asia	62,916	42,018	134,082	97,951
South America	33,561	21,570	62,172	29,528
Commercial Products	50,896	49,953	95,171	89,312
Fuel Cell	868	493	1,307	1,410
Segment sales	436,399	429,348	886,446	852,879
Corporate and administrative	839	1,343	2,140	2,396
Eliminations	(5,744)	(3,108)	(13,019)	(5,774)
Total net sales	$431,494	$427,583	$875,567	$849,501

Operating income/(loss):
Original Equipment - North America	$(4,197)	$13,906	$(3,154)	$32,038
Original Equipment - Europe	17,006	14,494	40,974	33,682
Original Equipment - Asia	(731)	(3,733)	164	(2,726)
South America	3,957	715	6,224	1,230
Commercial Products	4,128	2,132	5,775	3,882
Fuel Cell	(201)	(685)	(852)	(724)
Segment income from operations	19,962	26,829	49,131	67,382
Corporate and administrative	(12,732)	(19,323)	(25,694)	(35,011)
Eliminations	15	(49)	56	(29)
Income from operations	$7,245	$7,457	$23,493	$32,342

** In the prior year, the South America segment consisted of four months of results subsequent to the acquisition of the Brazilian joint venture in May 2006.

Modine Manufacturing Company
Return on average capital employed (unaudited)
(Dollars in thousands)
Trailing four quarters ended September 26,	2007	2006

Net earnings	$34,551	$54,398
Plus interest expense, net of tax benefit at total company effective tax rate	10,938	7,207
Net return	$45,489	$61,605

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$713,128	$688,536

Return on average capital employed	6.4%	8.9%

Interest expense	$11,490	$8,293
Total company effective tax rate	4.8%	13.1%
Tax benefit	552	1,086
Interest expense, net of tax benefit	$10,938	$7,207

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)
(In thousands)
	Three months ended September 26,		Six months ended September 26,
	2007	2006	2007	2006
Net earnings	$10,062	$12,369	$22,712	$28,736
(Benefit from) provision for income taxes (a)	(5,503)	657	(311)	4,215
Interest expense	2,965	2,417	5,754	4,427
Earnings from discontinued operations (b)	(132)	(6,575)	(386)	(1,971)
Depreciation and amortization (c)	19,198	17,216	38,224	34,112
EBITDA from continuing operations	$26,590	$26,084	$65,993	$69,519

(a)	Provision for income taxes for the six months ended September 26, 2006 includes $45 of taxes related to the cumulative effect of accounting change.
(b)	The calculation of EBITDA excludes the results of discontinued operations for the periods presented.
(c)	Depreciation and amortization of $463 for the three months ended September 26, 2006 related to discontinued operations and was excluded from the depreciation and amortization as presented.
Depreciation and amortization of $199 and $853 for the six months ended September 26, 2007 and 2006, respectively, related to discontinued operations and were excluded from the depreciation and amortization presented.